Exhibit 10.1

THIRD AMENDMENT TO AND RESTATEMENT OF LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO AND RESTATEMENT OF LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”), dated as of January 1, 2024 (the “Effective Date”), among INNOVATUS LIFE SCIENCES LENDING FUND I, LP, a Delaware limited partnership, as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including INNOVATUS LIFE SCIENCES LENDING FUND I, LP, in its capacity as a Lender, and ROCKWELL MEDICAL, INC., a Delaware corporation (“Parent”) and ROCKWELL TRANSPORTATION, INC., a Michigan corporation and a wholly owned Subsidiary of Parent (“RTI”) (individually and collectively, jointly and severally, “Borrower”), provides the terms on which the Lenders shall agree to maintain outstanding Term Loans to Borrower and Borrower shall repay the Lenders.

RECITALS

WHEREAS, Borrower, Collateral Agent and the Lenders party thereto are parties to that certain Loan and Security Agreement, dated as of March 16, 2020 (such date, the “Original Effective Date”; and such agreement, the “Original Loan and Security Agreement”; and, as amended by that certain First Amendment to Loan and Security Agreement, dated as of September 24, 2021, and that certain Second Amendment to Loan and Security Agreement, dated as of November 14, 2022, the “Existing Loan and Security Agreement”).

WHEREAS, Borrower has requested that the Lenders agree to amend and restate the Existing Loan and Security Agreement in the form of this Agreement and waive any prior noncompliance by the Borrower with the Existing Loan and Security Agreement as a result of the Borrower’s having incurred Indebtedness in respect of capital lease obligations in excess of the Two Hundred Fifty Thousand Dollars ($250,000.00) cap set forth in Section 7.4 of the Existing Loan and Security Agreement (the “Waiver”); and

WHEREAS, the Lenders have agreed to such amendment and restatement and Waiver upon the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS, ACCOUNTING AND OTHER TERMS

1.1            Capitalized terms used herein shall have the meanings set forth in Section 13 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

2.	LOANS AND TERMS OF PAYMENT

2.1            Promise to Pay. Borrower hereby unconditionally promises to pay each Lender the outstanding principal amount of the Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2            Term Loans.

(a)            Outstanding Term Loans.

(i)            On or after the Original Effective Date, pursuant to the Existing Loan and Security Agreement, the Lenders made Term Loans (as defined in the Existing Loan and Security Agreement) to Borrower, the aggregate principal outstanding amount of which on the Effective Date is set forth on Schedule 1.1 hereto (the “Existing Term Loans”). Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to continue its portion of the Existing Term Loans (such Existing Term Loans as continued hereunder, collectively, the “Term Loans”).

(b)            Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Effective Date, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the first Payment Date after the Effective Date, any initial partial monthly interest payment otherwise due for the period between the Effective Date and such Payment Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to the number of months remaining between the Amortization Date and the Maturity Date. All unpaid principal and accrued and unpaid interest with respect to the Term Loans is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c)            Mandatory Prepayments. If an event described in Section 7.2(c)(ii) occurs or the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) the Final Fee, (iii) the Prepayment Fee, plus (iv) all other Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Fee had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to each Lender in accordance with its respective Pro Rata Share, the Final Fee in respect of the Term Loans.

(d)            Permitted Prepayment of Term Loan. Borrower shall have the option to prepay all (but not less than all) of the Term Loans outstanding under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least seven (7) Business Days prior to such prepayment, (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of such Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Fee, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts, and, (iii) in the case of any such prepayment occurring on or prior to the first anniversary of the Effective Date with the proceeds of Indebtedness provided by a Person or Persons other than the Lenders (such Indebtedness, “Third Party Refinancing Indebtedness”), such prepayment shall only be permitted if, prior to incurring such Third Party Refinancing Indebtedness and applying the proceeds thereof to such prepayment, Borrower shall have provided Lenders notice and a reasonable opportunity to provide Indebtedness to Borrower on the same terms as those governing the Third Party Refinancing Indebtedness and the Lenders shall have declined to so provide such Indebtedness on such terms.

2.3            Payment of Interest on the Term Loan.

(a)            Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating rate per annum equal to the Basic Rate (which shall be determined on the Effective Date and then from time to time thereafter by Collateral Agent) which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e); provided that during the PIK Option Period, at the election of Borrower (which option Borrower must make prior to the Effective Date and, if made, it shall be considered effective as of the Effective Date) 2.00% of such Basic Rate may be payable in-kind by adding such amount to the then outstanding principal balance of the applicable Term Loans on each applicable Payment Date so as to increase the outstanding principal balance of such Term Loans on each Payment Date and which amount shall be payable when the principal amount of the Term Loan is payable in accordance with Sections 2.2(b) and 2.3(e) and on which principal amount interest shall be owed pursuant to Section 2.3(a).

Interest shall accrue on the Term Loan commencing on, and including, the Effective Date, and shall accrue on the principal amount outstanding under the Term Loan through and including the day on which the Term Loan is paid in full.

(b)            Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a floating per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(c)            365 Day Year. Interest shall be computed on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed.

(d)            Debit of Accounts. Collateral Agent and each Lender may debit (or ACH) any deposit accounts maintained by Borrower or any of its Subsidiaries for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due. Any such debits (or ACH activity) shall not constitute a set off.

(e)            Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Lender’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 2:00 pm Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

(f)            Application of Payments. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest as shown on the most recent version of Annex Y hereto; then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Collateral Agent at Collateral Agent’s address shown above or at such other place as Collateral Agent may designate in writing.

(g)            Changes in Prime Rate. In the event the Prime Rate is changed from time to time hereafter and because of any such change the Basic Rate changes, the Basic Rate shall be increased or decreased, effective as of the day of such change in the Prime Rate.

2.4            Fees. Borrower shall pay to Collateral Agent:

(a)            Amendment Fee. The Amendment Fee, which shall be due on the Effective Date, to be shared among the Lenders in accordance with their respective Pro Rata Shares; it being understood and agreed that, in lieu of payment of the Amendment Fee in cash, Borrower may elect to pay the Amendment Fee in kind by (i) adding it to the principal balance of the Term Loan or (ii) adding it to the amount of Warrants; provided that Borrower has notified Collateral Agent of its intention to do so in writing prior to the Effective Date;

(b)            Final Fee. The Final Fee, when due hereunder, to be shared among the Lenders in accordance with their respective Pro Rata Shares;

(c)            Prepayment Fee. The Prepayment Fee, when due hereunder, to be shared among the Lenders in accordance with their respective Pro Rata Shares; and

(d)            Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for due diligence, investigation, documentation and negotiation of this Agreement) incurred through and after the Effective Date.

2.5            Withholding. Payments received by the Collateral Agent or the Lenders from Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lenders (other than any withholding or deduction attributable to taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof)), Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority; provided, however, that Borrower shall not be required to make such increased payment to a Lender who is not a U.S. Person or who has not provided a duly executed original IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Borrower will, upon request, furnish the Lenders with proof reasonably satisfactory to the Lenders indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.5 shall survive the termination of this Agreement.

2.6            Secured Promissory Notes. If not already so evidenced, the Term Loans shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Effective Date or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the aggregate outstanding amount of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor. In addition, if any Lender shall desire to replace a secured promissory note received by such Lender under the Existing Loan and Security Agreement, Borrower shall execute and deliver a Secured Promissory Note in replacement of such existing promissory note, which existing promissory note shall be marked canceled and returned to Borrower upon receipt of the replacement Secured Promissory Note.

3.	CONDITIONS TO EFFECTIVE DATE

3.1            Conditions Precedent to Initial Term Loan. Each Lender’s obligation to maintain its Term Loans and for this Agreement to become effective is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)            This Agreement and any other Loan Documents or amendments to Loan Documents, each duly executed by Borrower (with the wet ink original signature of Borrower to the Warrant to be issued on the Effective Date to be delivered to Collateral Agent in advance of the Effective Date, the wet ink original signature of Borrower to each Secured Promissory Note (if any) to be issued on the Effective Date to be delivered to Collateral Agent within three days of the Effective Date and the balance of Borrower’s original wet signatures to the Loan Documents to be delivered to Collateral Agent within one week of the Effective Date);

(b)            the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified, in the case of the formation documents and good standing certificates, by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiary’s jurisdiction of organization or formation, each as of a date no earlier than thirty (30) days prior to the Effective Date; provided that the deliverables under this clause (d) shall not be required as to Rockwell Medical India Private Limited (the “Indian Subsidiary”);

(c)            a copy of resolutions of the governing body for Borrower evidencing approval of the terms of this Agreement and the other transactions evidenced by the Loan Documents;

(d)            duly executed officer’s certificate for Borrower certifying as to (i) the incumbency of each Responsible Officer executing each Loan Document and (ii) the documents delivered pursuant to Section 3.1(b) and 3.1(c), in a form reasonably acceptable to Collateral Agent and the Lenders (original wet signatures to such officer’s certificate to be delivered to Collateral Agent within one week of the Effective Date);

(e)            certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches of the Borrower, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the transactions to be effected on the Effective Date, will be terminated or released;

(f)            a duly executed legal opinion of counsel to Borrower dated as of the Effective Date;

(g)            payment of the Amendment Fee and Lenders’ Expenses then due as specified in Section 2.4 hereof;

(h)            the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Effective Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(i)            no Event of Default or an event that with the passage of time could result in an Event of Default shall have occurred and be continuing or result from the occurrence of the Effective Date; and

(j)            in such Lender’s reasonable discretion, there has not been any Material Adverse Change.

4.	CREATION OF SECURITY INTEREST

4.1            Grant of Security Interest. Borrower hereby grants, and ratifies and confirms its prior grant under the Existing Loan and Security Agreement, to Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges, and ratifies and confirms its prior pledge under the Existing Loan and Security Agreement, to Collateral Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If Borrower shall acquire a commercial tort claim (as defined in the Code) having a value in excess of $100,000 (other than unasserted commercial tort claims), Borrower shall grant to Collateral Agent, for the ratable benefit of the Lenders, a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to extend the Term Loan has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower, and Collateral Agent shall, at the sole cost and expense of Borrower, execute and deliver (and authorize Borrower and any of its designees to file) such terminations, releases and other documentation as necessary and requested by Borrower to evidence such release.

4.2            Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent, and ratifies and confirms its prior authorization under the Existing Loan and Security Agreement of Collateral Agent, to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents.

4.3            Pledge of Collateral. Borrower hereby pledges, assigns and grants, and ratifies and confirms its prior pledge, assignment and grant pursuant to the Existing Loan and Security Agreement of, to Collateral Agent, for the ratable benefit of the Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Effective Date, or, to the extent not certificated as of the Effective Date, within ten (10) days of the certification of any such Shares, the certificate or certificates for such Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing such Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Collateral Agent or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1            Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate on or prior to the Effective Date (the “Perfection Certificate” and collectively with each updated Perfection Certificate previously delivered pursuant to Section 6.2(b)(vi) of the Existing Loan and Security Agreement or delivered pursuant to section 6.2(b)(iv) hereof, the “Perfection Certificates”). Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each Guarantor is accurate and complete in all material respects.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, including its Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower, or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower or any of such Subsidiaries, or their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2            Collateral.

(a)            Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and Borrower has no Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection with the Existing Loan and Security Agreement or in connection herewith with respect of which Borrower has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein. To the Borrower’s Knowledge, the Accounts are bona fide, existing obligations of the Account Debtors.

(b)            The security interest granted under the Existing Loan and Security Agreement and the security interest granted herein has been, is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s Lien.

(c)            On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral with a book value in excess of Three Hundred Fifty Thousand Dollars ($350,000.00).

(d)            All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.

(e)            Borrower and each of its Subsidiaries is the sole owner, except as specified on the most recent Perfection Certificate, of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted on the Perfection Certificates, Borrower is not a party to, nor is bound by, any material license.

5.3            Litigation. Except as disclosed on the most recently delivered Perfection Certificate, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Fifty Thousand Dollars ($150,000.00) or a claim for infringement of any intellectual property. Except as disclosed on the Perfection Certificate, there are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any Subsidiaries involving challenges to the validity of the Intellectual Property.

5.4            No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Borrower and its Subsidiaries, and the consolidated results of operations of Borrower and its Subsidiaries for the periods covered thereby, subject, in the case of unaudited financial statements, for the year end adjustments and the absence of footnotes. Since the date of the most recent financial statements submitted to any Lender, there has not been a Material Adverse Change.

5.5            Solvency. Borrower is Solvent and Borrower and its Subsidiaries, when taken as a whole, are Solvent.

5.6            Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, is (i) in violation of any Anti Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or, to the Knowledge of Borrower, any of their Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti Terrorism Law.

5.7            Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8            Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower and each of its Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, tax deposits and tax contributions owed by Borrower and such Subsidiaries in an amount greater than Twenty-Five Thousand Dollars ($25,000.00), in all jurisdictions in which Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the next sentence. Borrower and each of its Subsidiaries, may defer payment of any contested taxes, provided that Borrower or such Subsidiary in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted. Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9            Use of Proceeds. Borrower shall use the proceeds of the Term Loans solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.

5.10            Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and any failure to meet such projections shall not be deemed to be a breach of any representation herein; provided, however, such failure may constitute a breach of one or more specific covenants herein that based on such projections).

5.11            Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

6.	AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1            Government Compliance.

(a)            Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b)            Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Lenders, in all of the Collateral.

6.2            Financial Statements, Reports, Certificates; Notices.

(a)            Deliver to Collateral Agent and each Lender:

(i)            as soon as available, but no later than thirty (30) days after the last day of each fiscal month (other than the last fiscal month of any fiscal quarter) of Borrower, a company prepared summary consolidated balance sheet and income statement covering the consolidated operations of Borrower and its Subsidiaries for such fiscal month certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent;

(ii)            as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter or, if earlier, within five (5) days of filing its quarterly report on Form 10-Q with the Securities and Exchange Commission, a company prepared consolidated balance sheet, income statement, statement of operations and cash flow statement covering the consolidated operations of Borrower and its Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent (the form thereof delivered to Collateral Agent prior to the Original Effective Date being acceptable to Collateral Agent);

(iii)            as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year or within five (5) days of filing with the Securities and Exchange Commission, audited consolidated financial statements of Borrower and its Subsidiaries prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from EisnerAmper LLP or such other independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion;

(iv)            as soon as available after approval thereof by Borrower’s board of directors, but no later than the earlier of ten (10) days after such approval and sixty (60) days after the last day of Borrower’s fiscal year, Borrower’s annual (A) financial projections and (B) budget, in each case, for the entire current fiscal year as approved by Borrower’s board of directors; provided that, any board approved revisions to such projections and/or budget approved by Borrower’s board of directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval;

(v)            within five (5) days of delivery, copies of all non-ministerial statements, reports and notices made available to Borrower’s board of directors, security holders generally or holders of Subordinated Debt; provided, notwithstanding anything set forth in this Section 6.2(a)(v), Borrower shall not be required to deliver any such statements, reports or notices (i) if Borrower determines in good faith and upon the advice of counsel that the receipt of such materials by Collateral Agent or the Lenders would jeopardize the attorney-client privilege between Borrower and its counsel, or any Subsidiary of Borrower and its counsel, (ii) if and to the extent necessary, to protect highly confidential proprietary information of Borrower or any of its Subsidiaries or (iii) if information that is being disclosed in such materials relate to Borrower or Subsidiary’s strategy, negotiating positions or similar matters relating to Collateral Agent or the Lenders;

(vi)           in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10 K, 10 Q and 8 K filed with the Securities and Exchange Commission;

(vii)          prompt notice of any amendments of or other changes to the Operating Documents of Borrower or any of its Subsidiaries (other than the Indian Subsidiary), together with any copies reflecting such amendments or changes with respect thereto;

(viii)          as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s);

(ix)            prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or otherwise could reasonably be expected to have a Material Adverse Change;

(x)             prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the Borrower’s Intellectual Property and (B) could reasonably be expected to result in a Material Adverse Change;

(xi)            written notice at least (10) days prior to Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10;

(xii)            written notice at least fifteen (15) days’ prior to Borrower’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Three Hundred Fifty Thousand Dollars ($350,000.00) of book value in assets or property of Borrower), (B) changing its jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its legal name, or (E) changing any organizational number (if any) assigned by its jurisdiction of organization;

(xiii)            upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default;

(xiv)           immediate notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xv)            notice of any commercial tort claim in excess of $100,000 (other than unasserted commercial tort claims) and of the general details thereof;

(xvi)           [reserved]; and

(xvii)         other information as reasonably requested by Collateral Agent or any Lender.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b)            Concurrently with the delivery of the financial statements specified in Section 6.2(a)(ii) above but no later than forty-five (45) days after the last day of each fiscal quarter, deliver to Collateral Agent and each Lender:

(i)             a duly completed Compliance Certificate signed by a Responsible Officer;

(ii)            copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

(iii)            written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;

(iv)            written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of more than Five Hundred Thousand Dollars ($500,000.00) (not paid or covered by independent third party insurance);

(v)            written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00) individually or in the aggregate in any calendar year;

(vi)            an updated Perfection Certificate to reflect any amendments, modifications and updates to information set forth in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this Agreement; in each case, subject to the review and approval of Collateral Agent and each Lender; and

(vii)           to the extent not included in the materials provided with the updated Perfection Certificate provided pursuant to Section 6.2(b)(vi) above, a written notice of any registrations or applications for Intellectual Property, to the extent not previously disclosed to Collateral Agent and Lenders.

(c)            Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing, provided that unless an Event of Default has occurred and is continuing, only one such audit in any year shall be at the cost of Borrower. Notwithstanding the foregoing, upon request of any Lender, Borrower agrees to permit such Lender to communicate with Borrower’s accounting firm with respect to the consolidated financial statements delivered pursuant to this Section 6.2, provided such communication shall be in the presence of an authorized representative of Borrower, and provided further than the inability of Borrower to provide access to such accounting firm when requested by such lender shall not constitute an Event of Default hereunder.

6.3            Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist at the Effective Date.

6.4            Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof, and shall deliver to Collateral Agent and each Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5            Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request, including, but not limited to, D&O insurance reasonably satisfactory to Collateral Agent. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lenders. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent, as additional insured. The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days’ prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation for non-payment of premiums, for which ten (10) days’ prior written notice shall be required). At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the right to apply the proceeds of any casualty policy within 180 days of receipt thereof (subject, in the case of replacement or repair of destroyed or damaged property of Borrower, to a cap of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) with respect to any loss, but not exceeding One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00), in the aggregate for all losses under all casualty policies in any one year; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations). If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.

6.6            Operating Accounts.

(a)            Borrower shall provide Collateral Agent ten (10) days’ prior written notice before Borrower or any of its Subsidiaries establishes any Collateral Account. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder prior to the establishment of such Collateral Account, which Control Agreement may not be terminated without prior written consent of Collateral Agent. The provisions of this Section 6.6(a) shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of its Subsidiaries’, employees (which accounts shall be identified as such in the Perfection Certificate).

(b)            Neither Borrower nor any of its Subsidiaries shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with Section 6.6.

6.7            Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall:

(a)            protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of a challenge to the validity, or material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to its business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent. If Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower shall provide written notice thereof to Collateral Agent and each Lender concurrently with the delivery of each Compliance Certificate, pursuant to an updated Perfection Certificate, and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property.

6.8            Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9            Waivers In the event that Borrower or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then Borrower or such Subsidiary will first notify Collateral Agent and, in the event that the Collateral at any new location has a book value in excess of Three Hundred Fifty Thousand Dollars ($350,000.00) in the aggregate or such new office constitutes Borrower’s headquarter, Borrower shall obtain from such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be; provided, however, the aggregate value of the Collateral that is not stored at locations subject bailee waiver or a landlord waiver in favor of Collateral Agent shall not exceed One Million Dollars ($1,000,000.00).

6.10          Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify Collateral Agent of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Collateral Agent to achieve any of the following (as determined by Collateral Agent in its reasonable discretion) with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary to become either a co-Borrower hereunder, if such New Subsidiary is organized under the laws of the United States, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent a perfected security interest in the Shares of such New Subsidiary.

6.11          Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement, including without limitation, subject to the terms of Section 6.2(c), permitting Collateral Agent or any Lender to discuss Borrower’s financial condition with Borrower’s accountants.

6.12          Financial Covenant. Borrower shall achieve the following, as determined by Collateral Agent:

(a)            As tested on the last date of each quarter, beginning with the quarter ending on December 31, 2023, actual consolidated revenue (as measured in accordance with GAAP) from the sale and supply of Borrower’s hemodialysis products (a/k/a concentrate products) for the trailing six-month period (ended on the date when tested), in an amount not less than 85.00% of the projections for the same period as set forth in the Management Plan; and

(b)            As tested on the last date of each quarter, beginning with the quarter ending September 30, 2024, actual consolidated revenue (as measured in accordance with GAAP) from the sale and supply of Borrower’s hemodialysis products (a/k/a concentrate products) for the trailing six-month period (ended on the date when tested), in an amount not less than 80.00% of the projections for the same period as set forth in the Management Plan.

6.13          Liquidity Covenant. Borrower shall at all times maintain in a Collateral Account subject to a Control Agreement in favor of Collateral Agent a cash balance of not less than an amount equal to the greater of (i) the Minimum Cash Amount or (ii) the sum of (a) One Million Five Hundred Thousand Dollars ($1,500,000), plus (b) an amount equal to the Capital Lease Adjustment in effect at any time.

7.	NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1            Dispositions. Convey, sell, lease, transfer, assign, dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property (including Intellectual Property), except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment or Equipment no longer used or useful in such Person’s business; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; (d) to the extent constituting a Transfer, any restricted payment explicitly permitted by Section 7.7; (e) having a fair market value not in excess of $1,000,000 during any fiscal year but not including Intellectual Property; (f) from Subsidiary to Borrower; (g) from one Borrower to another Borrower; and (h) constituting the sale or discount of Accounts or other rights to payment in connection with the compromise or collection thereof, not in excess of $100,000 during any fiscal year.

7.2            Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower as of the Original Effective Date or reasonably related thereto; (b) liquidate or dissolve (provided that any Subsidiary may be liquidated or dissolved provided that its assets are Transferred to Borrower); or (c) (i) any Key Person shall cease to be actively engaged in the management of Borrower unless written notice thereof is provided to Collateral Agent and each Lender within ten (10) days of such, or (ii) consummating any transaction or series of related transactions in which (A) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 50% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions and (B) Borrower ceases to own 100% of the ownership interests of a Subsidiary of Borrower (except pursuant to any Transfer permitted by Section 7.1 or liquidation or dissolution permitted by clause (b) of this Section 7.2). Borrower shall not, without at least fifteen (15) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Three Hundred Fifty Thousand Dollars ($350,000.00) of book value in assets or property of Borrower); (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3            Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4            Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness (which, without limitation, may be in the form of Cure Loan Subordinated Debt that is incurred pursuant to the provisions of Section 8.2(b) or, if no amount of Cure Loan Subordinated Debt is then outstanding and assuming all other applicable conditions are met, in the form of Qualified Subordinated Debt).

7.5            Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.

7.6            Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7            Restricted Payments. Pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock (other than (a) dividends and distributions paid by Subsidiaries to Borrower; or (b) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed One Hundred and Fifty Thousand Dollars ($150,000.00) in the aggregate per fiscal year).

7.8            Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.9            Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would reasonably be obtained in an arm’s length transaction with a non affiliated Person, (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries, (c) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective directors, officers and employees in the ordinary course of business, (d) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the operation and governance of Borrower and its Subsidiaries, (e) transactions solely among Borrower and its Subsidiaries that are otherwise expressly permitted hereunder and (f) transactions among Borrowers.

7.10          Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.11            Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the failure to comply or violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.12            Compliance with Anti Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti Terrorism Law.

7.13            Material Agreements. Neither Borrower nor any of its Subsidiaries shall (i) materially amend a Material Agreement in a manner materially adverse to the Lenders or (ii) terminate a Material Agreement without giving prompt written notice within five (5) Business Days of such termination.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1             Payment Default. Borrower fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof);

8.2             Covenant Default.

(a)            Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.10 (Creation/Acquisition of Subsidiaries), or 6.13 (Liquidity Covenant), Borrower violates any provision in Section 7 or Borrower violates any provision of the Letter Agreement;

(b)            Borrower fails or neglects to perform its obligation under Section 6.12 (Financial Covenant); provided, however, as long as the Borrower (i) within 21 days following a failure to satisfy such Performance Covenant provides a written notification to Collateral Agent of Borrower’s intent to close a Qualified Financing Event within the Cure Period and (ii) is proceeding with good faith effort to consummate a Qualified Financing Event, a breach of Section 6.12 (Financial Covenant) shall not be deemed an Event of Default until the lapse of the Cure Period by which time such breach must have been cured as described below. In the event that the Borrower fails to comply with the requirements of the financial covenant set forth in Section 6.12, Borrower may cure such breach by means of submitting a new financial plan under which Borrower is expected to break even on a cash flow basis prior to Maturity Date (which financial plan shall be subject to the approval of Collateral Agent) and raising such amount of capital from Qualified Financing Event as required per such new financial plan, no later than sixty (60) days after the occurrence of the breach (the “Cure Period”), provided, that upon such cure the parties shall amend the covenant in Section 6.12 in accordance with such new financial plan which amendment must be acceptable to Collateral Agent in its discretion;

(c)            Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loan shall be made during such cure period);

8.3            Material Adverse Change. A Material Adverse Change has occurred;

8.4            Attachment; Levy; Restraint on Business.

(a)            (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b)            (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any part of its business;

8.5            Insolvency. (a) Borrower becomes Insolvent or Borrower and its Subsidiaries (taken as a whole) become Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty five (45) days (but no Term Loan shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6            Other Agreements. There is (a) a default in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000.00) or that could reasonably be expected to have a Material Adverse Change; or (b) any default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder;

8.7            Judgments. (a) One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Seven Hundred Fifty Thousand Dollars ($750,000.00) ((i) not paid or covered by independent third party insurance and (ii) excluding any judgments, orders or decrees, in an aggregate amount of up to $1,250,000.00, in connection with a dispute with Piramal Healthcare (Canada) Limited (“Piramal”), in connection with the Supply Agreement dated November 2, 2015 (as amended, supplemented or modified) between Borrower and Piramal) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) consecutive days after the entry thereof or (b) any judgments, orders or decrees rendered against Borrower that could reasonably be expected to result in a Material Adverse Change;

8.8            Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;

8.9            Subordinated Debt. A default or breach occurs under any agreement between Borrower or any of its Subsidiaries and any creditor of Borrower or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or the Lenders, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such subordination, intercreditor, or other similar agreement;

8.10         [Reserved].

8.11          Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ, or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products, even if such action is based on previously disclosed conduct; (ii) the FDA issues a warning letter or Regulatory Action to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of Seven Hundred Fifty Thousand Dollars ($750,000.00) or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ, or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of Seven Hundred Fifty Thousand Dollars ($750,000.00) or more, or that could reasonably be expected to result in a Material Adverse Change even if such settlement agreement is based on previously disclosed conduct; or (v) Borrower or any of its Subsidiaries fails to remediate observations identified in an FDA Form 483 notice of inspection observation to Collateral Agent’s reasonable satisfaction within six months of receipt; or (vi) the FDA revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change.

8.12         Lien Priority; Intellectual Property. Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law. Any Intellectual Property material to Borrower’s business shall cease to be validly owned or licensed by Borrower free and clear of any Liens other than Permitted Liens.

8.13         Delisting. The shares of common stock of Parent are delisted from NASDAQ Global Market because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed within ninety (90) days on any other nationally recognized stock exchange in the United States having listing standards at least as restrictive as the NASDAQ Global Market.

9.	RIGHTS AND REMEDIES

9.1            Rights and Remedies.

(a)            Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b)            Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i)            foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii)           apply to the Obligations any (a) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, or (b) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower; and/or

(iii)          commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c)            Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i)            settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii)            make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii)          ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. Collateral Agent is hereby granted a non exclusive, royalty free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(iv)          place a “hold” on any account maintained with Collateral Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v)            demand and receive possession of Borrower’s Books;

(vi)           appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and

(vii)          subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence and during the continuance of any Event of Default (that has not been waived by Collateral Agent and Required Lenders), Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance. For the purposes of clarification, an Event of Default after occurrence shall continue for the purposes of this Agreement unless and until it is waived by Collateral Agent and Required Lenders.

9.2            Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney in fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney in fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral during the continuance of an Event of Default until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to extend the Term Loan hereunder. Collateral Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide the Term Loan terminates.

9.3            Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4            Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and other Lenders for purposes of perfecting Collateral Agent’s security interest therein.

9.5            Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6            No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7            Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	ROCKWELL MEDICAL, INC.
ROCKWELL TRANSPORTATION, INC.
30142 Wixom Road Wixom, MI 48393
Attn: Jesse Neri

with a copy (which shall not constitute notice) to:	Gibson, Dunn & Crutcher LLP One Embarcadero Center Suite 2600
San Francisco, CA 94111
Attn: Ryan A. Murr
Fax: (415) 374-8430

If to Collateral Agent:	INNOVATUS LIFE SCIENCES LENDING FUND I, LP
777 Third Avenue, 25th Floor
New York, NY 10017
Attn: Claes Ekstrom

with a copy (which shall not constitute notice) to:	Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas
New York, NY 10036
Attn: Mark Ramsey
Fax: (212) 715-8213

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1            Waiver of Jury Trial. EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.2            Governing Law and Jurisdiction.

(a)            THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b)            Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)            Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)            Non-exclusive Jurisdiction. Nothing contained in this Section 11.2 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

12.	GENERAL PROVISIONS

12.1            Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents. Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such transferee as Collateral Agent reasonably shall require. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (i) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (ii) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is a direct competitor of Borrower or a vulture hedge fund, each as determined by Collateral Agent.

12.2            Indemnification. Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between Collateral Agent, and/or the Lenders and Borrower (including reasonable documented attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable and documented expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3            Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4            Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.5            Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

(i)            no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii)            no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and (iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.5. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

(b)            Other than as expressly provided for in Section 12.5(a)(i) (iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c)            This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6            Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.7            Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8            Confidentiality. In handling any confidential information of Borrower, the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, who have been advised about the confidential nature of such information and directed to keep such information confidential; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loan (provided, however, (i) if, at the applicable time, an Event of Default has occurred and is outstanding, the Lenders and Collateral Agent shall advise such prospective transferee or purchaser about the confidential nature of such information and (ii) if, at the applicable time, no Event of Default has occurred and is continuing, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit (provided such regulatory authority shall be advised about the confidential nature of such information); (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and Collateral Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent at no fault of the Lenders or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.

12.9            Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or the Lenders or any entity under the control of Collateral Agent or the Lenders (including a Collateral Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

12.10            Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Term Loan to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request. Subject to the provisions of Section 12.8, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

12.11            Public Announcement. Borrower hereby agrees that Collateral Agent and each Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos.

12.12            Collateral Agent and Lender Agreement. Collateral Agent and each Lender hereby agree to the terms and conditions set forth on Annex I attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Annex I attached hereto.

12.13            RLOC Intercreditor Agreement. The parties (a) consent to the subordination of Liens provided for in the RLOC Intercreditor Agreement and (b) agree that they will be bound by, and will take no actions contrary to, the provisions of the RLOC Intercreditor Agreement.

12.14            Borrower Liability. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made or outstanding hereunder, regardless of which Borrower actually received said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Collateral Agent and the Lenders and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.

12.15            Amendment and Restatement; No Novation; Waiver. This Agreement constitutes an amendment and restatement of the Existing Loan and Security Agreement, effective from and after the Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Collateral Agent under the Existing Loan and Security Agreement. On the Effective Date, (a) the credit facility described in the Existing Loan and Security Agreement shall be amended, supplemented, modified and restated in its entirety by this Agreement, and all obligations of Borrower outstanding as of such date under the Existing Loan and Security Agreement shall continue to exist and shall be subject to the provisions of this Agreement, thereby deemed to be obligations outstanding hereunder, without any further action by any Person and (b) the Waiver shall become effective.

13.	DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners if such Person is a partnership and, for any Person that is a limited liability company, that Person’s managers and members.

“Amendment Fee” is a fee due on the Effective Date equal to Seventy-Five Thousand Dollars ($75,000.00), payable to Lenders in accordance with their Pro Rata Shares with respect to such Term Loan.

“Amortization Date” is (a) August 1, 2026, or (b) February 1, 2027, if the Interest-Only Period has been extended to thirty-six (36) months after the Effective Date.

“Anti Terrorism Laws” are any laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Basic Rate” is with respect to each Term Loan, the floating per annum rate of interest (based on a year of three hundred sixty five (365) days) equal to the sum of (a) the greater of (i) Prime Rate, subject to Section 2.3(g), and (ii) seven and one-half percent (7.50%), plus (b) three and one-half percent (3.50%).

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which banks in New York are not open for the conduct of their commercial banking business.

“Capital Lease Adjustment” means, as of any date of determination, an amount equal to aggregate amount of payments during the period of 12 full calendar months next succeeding such date that are required to be made by the Borrower in respect of capital lease obligations by the terms of the capital leases to which the Borrower is a party on such date; provided, however, if an Event of Default shall have occurred and be continuing, “Capital Lease Adjustment” shall mean an amount equal to the aggregate amount of all payments that are required to be made by the Borrower in respect of all capital lease obligations by the terms of the capital leases to which the Borrower is a party, in each case during the entire term of each such capital lease.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent and (d) solely with respect to any Subsidiary not organized in the United States, any equivalent of Cash Equivalents referred to in clauses (a) through (c) of this definition, denominated in the foreign currency that is the local currency where such Subsidiary is organized or has its principal place of business which are comparable in tenor and credit quality to those referred to in clauses (a) through (c) above and customarily used in the ordinary course of business by similar companies for cash management purposes in the relevant jurisdiction to the extent reasonably required in connection with any business conducted by such Subsidiary in such jurisdiction.

“Cash Burn” is the cash used by Borrower in its operations and in its capital expenditures; provided, however, for any period during which Cash Burn is calculated or required to be calculated under the Loan Documents, if, during such period, cash used for capital expenditures is less than Five Hundred Thousand Dollars ($500,000), then cash used for capital expenditures for such period shall be deemed to be Zero Dollars ($0).

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit C-1.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Collateral Agent pursuant to which Collateral Agent, for the benefit of the Lenders, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Cure Loan Subordinated Debt” is unsecured Subordinated Debt issued in connection with a Qualified Financing, having terms acceptable to Collateral Agent which terms shall include certain restrictions including, without limitation, (i) a prohibition on cash repayments of principal amount of all such Subordinated Debt while any of the payment Obligations hereunder remain outstanding and until the Lenders have no further commitment to make any Term Loans hereunder, (ii) a restriction on payment of an aggregate amount of interest on all such Subordinated Debt in excess of Seven Hundred Fifty Thousand Dollars ($750,000.00) per annum and (iii) a restriction on the aggregate amount of all payments of interest on all such Subordinated Debt in excess of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) while any of the payment Obligations hereunder are outstanding and until the Lenders have no further commitment to make any Term Loans hereunder; provided further that no interest payments may be made if Borrower is in breach of any of the provisions of the Loan Documents.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“DOJ” means the U.S. Department of Justice or any successor thereto or any other comparable Governmental Authority.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Final Fee” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest or any other fee payable hereunder) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of any Term Loan pursuant to Section 2.2(c) or (d), in each case equal to 4.375% multiplied by the aggregate amount of such Term Loan funded, payable to Lenders in accordance with their respective Pro Rata Shares. For the avoidance of doubt, the calculation of any Final Payment shall not include the principal amount prepaid in accordance with the second paragraph of Section 2.2(d) if a Final Payment based on such principal amount was made at the time of such prepayment.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any state thereof.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA and any state board of pharmacy or state pharmacy licensing authority), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a)            its Copyrights, Trademarks and Patents;

(b)            any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know how, operating manuals;

(c)            any and all source code;

(d)            any and all design rights which may be available to Borrower;

(e)            any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;

(f)            all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)            all licenses, sublicenses or other contracts under which Borrower or any Subsidiary is granted rights by third parties in any Intellectual Property asset.

“Interest-Only Period” means the period commencing on the Effective Date and ending on the date that is thirty (30) months thereafter; provided that the Interest-Only Period shall be extended to thirty-six (36) months after the Effective Date if cash flow of Borrower is positive for any two consecutive fiscal quarters of Borrower during the period from the Effective Date to the date that is thirty (30) months thereafter.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Security Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Parent to Collateral Agent and dated as of the Original Effective Date, as may be amended, restated, or otherwise modified or supplemented from time to time.

“Key Person” is each of Borrower’s (i) President and Chief Executive Officer, who is Stuart Paul as of the Original Effective Date and (ii) Chief Financial Officer, who is Angus Smith as of the Original Effective Date.

“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

“Letter Agreement” is that certain Letter Agreement entered into on the Original Effective Date by and among, Borrower, Collateral Agent and Lenders.

“Lien” is a mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the IP Security Agreement, each Secured Promissory Note, each Warrant, the Perfection Certificate(s), each Control Agreement, each Compliance Certificate, each Loan Payment Request Form (as defined in the Existing Loan and Security Agreement), each Disbursement Letter (as defined in the Existing Loan and Security Agreement), the Letter Agreement, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified or supplemented from time to time.

“Management Plan” is Borrower’s projected revenue attached hereto as Annex X.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower or any Subsidiary, when taken as a whole; (b) a material impairment of the prospect of repayment of any portion of the Obligations, or (c) a material adverse effect on the Collateral.

“Material Agreement” is any license, agreement or other contractual arrangement with a Person or Governmental Authority whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate or any license, agreement or other contractual arrangement conveying rights in or to any intellectual property necessary to make, use or sell any Inventory, products or services of Borrower or any Subsidiary.

“Maturity Date” is January 1, 2029.

“Minimum Cash Amount” is the Cash Burn of Borrower in the immediately preceding three months.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee, the Final Fee, the Amendment Fee and other amounts Borrower owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Warrant), or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents (other than the Warrant).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on February 1, 2024.

“Permitted Indebtedness” is:

(a)            Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b)            Indebtedness existing on the Original Effective Date and disclosed on the Perfection Certificate(s);

(c)            Subordinated Debt (including without limitation Cure Loan Subordinated Debt and Qualified Subordinated Debt);

(d)            (i) unsecured Indebtedness to trade creditors and (ii) Indebtedness in connection with credit cards, in each case incurred in the ordinary course of business;

(e)            Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Million Three Hundred Fifty Thousand Dollars ($2,350,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed cost of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f)            Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(g)            the RLOC;

(h)            Indebtedness consisting of letters of credit, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Hundred and Fifty Thousand Dollars ($250,000.00) at any time;

(i)            Indebtedness owed to current and former directors, officers and employees pursuant to deferred compensation, severance and retirement plans and similar obligations in the ordinary course of business;

(j)            Indebtedness constituting Permitted Investments described in clause (i) of the definition of Permitted Investments; and

(k)            extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (j) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)            Investments disclosed on the Perfection Certificate(s) and existing on the Original Effective Date;

(b)            Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;

(c)            Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)            Investments consisting of Deposit Accounts in which Collateral Agent has a perfected security interest;

(e)            Investments in connection with Transfers permitted by Section 7.1;

(f)            Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors, not to exceed One Hundred and Fifty Thousand Dollars ($150,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(g)            Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)            Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)            Investments in Subsidiaries not exceed Two Hundred Thousand Dollars ($200,000.00) in any fiscal year and Investments by one Borrower in another Borrower; and

(j)            non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non exclusive licensing of technology, the development of technology or the providing of technical support.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non-exclusive and exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) Borrower delivers to Collateral Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof (an in any event no later than five (5) Business Days after the consummation thereof), and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement.

“Permitted Liens” are:

(a)            Liens existing on the Original Effective Date and disclosed on the Perfection Certificates or arising under this Agreement and the other Loan Documents;

(b)            Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)            Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d)            Liens on Borrower’s accounts receivable and identifiable cash proceeds thereof, securing Indebtedness under the RLOC (if any) that are subject to the priority and terms set forth in the RLOC Intercreditor Agreement;

(e)            Liens of landlords, carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;;

(f)            Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(g)            Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(h)            easements, rights-of-way, restrictions, covenants, leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), in each case not materially interfering with the ordinary conduct of the business of Borrower or such Person;

(i)            banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with cash management related activities of Borrower and its Subsidiaries;

(j)            Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(k)            Liens on a segregated bank account of Borrower securing Indebtedness permitted under clause (h) of the definition of “Permitted Indebtedness,” provided that the account balance in such bank account shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00); and

(l)            Permitted Licenses.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PIK Option Period” means the period from the Effective Date until the end of the Interest-Only Period.

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise (but except as expressly set forth in the last paragraph of Section 2.2(d)), an additional fee payable to the Lenders in amount equal to:

(i)            for a prepayment made on or after the Effective Date and through and including the date which is the first anniversary of the Effective Date, six percent (6.00%) of the principal amount of the Term Loans prepaid;

(ii)           for a prepayment made after the date which is the first anniversary of the Effective Date and through and including the date which is the second anniversary of the Effective Date, two percent (2.00%) of the principal amount of the Term Loans prepaid;

(iii)          for a prepayment made after the date which is the second anniversary of the Effective Date through and including the date which is the third anniversary of the Effective Date, one percent (1.00%) of the principal amount of the Term Loan prepaid; and

(iv)          for a prepayment made after the date which is the third anniversary of the Effective Date and prior to the Maturity Date, zero percent (0.00%) of the principal amount of the Term Loan prepaid.

“Prime Rate” means the prime rate reported in the Wall Street Journal.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Term Loan held by such Lender by the aggregate outstanding principal amount of the Term Loan.

“Qualified Financing Event” is the receipt by Borrower within the applicable Cure Period of unrestricted net gross proceeds in such amount as would allow Borrower to break even on a cash flow basis prior to Maturity Date in accordance with the applicable financial plan provided by Borrower to Collateral Agent pursuant to Section 8.2(b) (which financial plan shall be subject to the approval of Collateral Agent) from the issuance and sale by Parent of its equity securities or Cure Loan Subordinated Debt.

“Qualified Subordinated Debt” is a one-time unsecured Subordinated Debt in aggregate amount of up to Twenty Five Million Dollars ($25,000,000.00); provided, however, at the time of the incurrence of the Qualified Subordinated Debt, (i) no Event of Default may have occurred and be continuing and Borrower must be in compliance with its obligations under Section 6.12 (Financial Covenant) and Section 6.13 (Liquidity Covenant) and (ii) Borrower must have a pro forma funded debt (including funded Subordinated Debt and funded RLOC) to market capitalization (determined based on Parent’s volume weighted average stock price for the immediately preceding ten (10) trading days) ratio of less than twenty five percent (25.00%) on the date of the incurrence of the Qualified Subordinated Debt after taking into account the proceeds of the Qualified Subordinated Debt. Furthermore, Qualified Financing Debt must have terms acceptable to Collateral Agent which terms shall include certain restrictions including, without limitation, (i) a prohibition on amortization and cash repayments of principal amount of such Subordinated Debt while any of the Obligations hereunder remain outstanding and until the Lenders have no further commitment to make any Term Loans hereunder, (ii) the maturity date of the Qualified Subordinated Debt must be at least six (6) months after the Maturity Date, (iii) a restriction on payment of an aggregate amount of interest (that is payable in a form other than in shares of common stock of Parent) on the Qualified Subordinated Debt in excess of One Million Five Hundred Thousand Dollars ($1,500,000.00) per annum and a restriction on the aggregate amount of all payments of interest (that is payable in a form other than in shares of common stock of Parent) on the Qualified Subordinated Debt in excess of Four Million Five Hundred Fifty Thousand Dollars ($4,500,000.00) while any of the payment Obligations hereunder are outstanding and until the Lenders have no further commitment to make any Term Loans hereunder; provided further that no interest payments may be made with respect to the Qualified Subordinated Debt if annualized quarterly consolidated revenue of Borrower (as of the end of the quarter that has then most recently ended) at the time of the incurrence of the Qualified Subordinated Debt is at least Seventy Million Dollars ($70,000,000.00). Furthermore, no Qualified Subordinated Debt may be incurred while any amount of Cure Loan Subordinated Debt is outstanding.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in the Term Loan, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least fifty one percent (51%) of the aggregate outstanding principal balance of the Term Loan.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“RLOC” is a formula based revolving line of credit, based upon Borrower’s accounts receivable (in an amount of up to equal to (i) Seven Million Five Hundred Thousand Dollars ($7,500,000.00) minus the (ii) sum of (A) aggregate amount of Indebtedness then outstanding that is described in clause (e) of the definition of Permitted Indebtedness or that is otherwise incurred in the form of financing lease obligations and permitted hereunder, (B) the aggregate amount of Indebtedness then outstanding that is described in clause (h) of the definition of Permitted Indebtedness and (C) the aggregate amount of all interest payments made on Subordinated Debt in accordance with the provisions of this Agreement) that the Borrower may enter into after the Effective Date, in connection with which the lender(s) under the RLOC (which lender(s) must be reasonably acceptable to Collateral Agent) may have first priority security interest in accounts receivable of Borrower and identifiable proceeds thereof and be subject to RLOC Intercreditor Agreement.

“RLOC Intercreditor Agreement” is an agreement between Collateral Agent and lender(s) under the RLOC, which agreement shall have such terms and conditions as acceptable to Collateral Agent in its reasonable discretion.

“Secured Promissory Note” is defined in Section 2.6.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or Borrower’s Subsidiary, in any Subsidiary; provided that, in the event Borrower, demonstrates to Collateral Agent’s reasonable satisfaction, that a pledge of more than sixty five percent (65%) of the Shares of such Subsidiary which is a Foreign Subsidiary, creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code, “Shares” shall mean sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or its Subsidiary in such Foreign Subsidiary.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Lenders.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. Unless otherwise specified, references herein to a Subsidiary means a Subsidiary of Borrower.

“Term Loan” is defined in Section 2.2(a)(i) hereof.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.

“Warrant” means any of that certain Warrant to Purchase Stock dated the Effective Date issued by Parent in favor of each Lender or such Lender’s Affiliates or any other warrant entered into in connection with the Term Loan, all as may be amended, restated, or otherwise modified or supplemented from time to time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ROCKWELL MEDICAL, INC.

By	/s/ Mark Strobeck
Name:	Mark Strobeck, Ph.D.
Title:	President and Chief Executive Officer

BORROWER:

ROCKWELL TRANSPORTATION, INC.

By	/s/ Mark Strobeck
Name:	Mark Strobeck, Ph.D.
Title:	President

COLLATERAL AGENT AND LENDER:

INNOVATUS LIFE SCIENCES LENDING FUND I, LP

By:	Innovatus Life Sciences GP, LP
Its:	General Partner

By	/s/ Andrew Dym
Name:	Andrew Dym
Title:	Authorized Signatory